Oramed Pharmaceuticals Expands Scientific Advisory Board
With the Appointment of John Amatruda, M.D.

Dr. Amatruda is the former Senior Vice President and Franchise Head of the Diabetes and Obesity Unit at Merck & Co.

JERUSALEM, Israel – February 16, 2010 – Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB; www.oramed.com), a developer of oral delivery systems, announced today that John M. Amatruda, M.D. has joined Oramed’s Scientific Advisory Board, enhancing Oramed’s talented and experienced scientific team.

Dr. Amatruda was the Senior Vice President and Franchise Head, Diabetes and Obesity at Merck Research Laboratories. He is board certified in internal medicine, endocrinology and metabolism and has a proven track record in academics and pharmaceutical discovery research and development, including several novel candidate compounds, INDs, translational studies, development programs and four NDAs.

In joining the Scientific Advisory Board, Dr. Amatruda will provide Oramed access to his extensive successful pharmaceutical industry experience in the development and approval of novel drugs.  Additionally, his experience in licensing, structuring agreements and managing collaborations will prove invaluable to the Company.

"Dr. Amatruda is a very highly respected pharmaceutical executive and we are honored that he is joining our Scientific Advisory Board,” said Nadav Kidron, Chief Executive Officer of Oramed. “His expertise and knowledge in the diabetes field will assist us in moving forward with the development of our product pipeline.”

Dr. Amatruda commented that “it is a pleasure to join the Scientific Advisory Board of Oramed. Oramed’s development of proprietary technology for the oral delivery of peptide pharmaceuticals will be an important advance in the treatment of many chronic diseases that require injectables, including diabetes.”

Dr. Amatruda is joined on the Scientific Advisory Board by the following existing members:  Derek LeRoith, Ph.D.; Nir Brazilai, M.D.; Ele Ferrannini, M.D., Ph.D.; and Avram Hershko, M.D., Ph.D.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.

For more information, please visit www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Tara Horn
Cell: + 972-54-334-318
Office: + 972-2-566-0001
Email: tara@oramed.com